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                                                            EXHIBIT NO. 99(a)(2)

                      MFS MUNICIPAL INCOME TRUST
                      CERTIFICATION OF AMENDMENT
                        TO DECLARATION OF TRUST


         The undersigned, constituting a majority of the Trustees of MFS Municipal Income Trust (the "MFM"), a business trust organized under the laws of the Commonwealth of Massachusetts pursuant to a Declaration of Trust dated November 13, 1986 (the "Declaration"), do hereby certify, as provided by the provisions of Section 9.3(d) of the Declaration, that in accordance with the provisions of the last sentence of Section 9.3(a), a majority of the Trustees of the Trust, by vote duly adopted by a majority of the Trustees as of October 19, 1988, amended the Declaration as follows:

Section 3.12 is amended to read in its entirety:

         Section 3.12. Trustees and Officers as Shareholders. No officer, Trustee or Member of the Advisory Board of the Trust, and no member, partner, officer, director or trustee of the Investment Adviser or of the Distributor, and no Investment Adviser or Distributor of the Trust, shall take a short position in the securities issued by the Trust.

IN WITNESS WHEREOF, the undersigned have executed this certificate this 19th day of October, 1988.

RICHARD B. BAILEY
Richard B. Bailey


A. KEITH BRODKIN
A. Keith Brodkin


NELSON J. DARLING, JR.
Nelson J. Darling, Jr.


AMOS B. HOSTETTER, JR.
Amos B. Hostetter, Jr.

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JOHN LOWELL
John Lowell


WILLIAM J. POORVU
William J. Poorvu


CHARLES W. SCHMIDT
Charles W. Schmidt